CREDIT AGREEMENT

                          dated as of April 19, 1996

                                    among

                               KENNAMETAL INC.,
                                 As Borrower

                                     and

                                DEUTSCHE BANK AG,
                New York Branch and/or Cayman Islands Branch,
                              MELLON BANK, N.A.,
                                      and
                      PNC BANK, NATIONAL ASSOCIATION,
                                  as Lenders

                              Table of Contents


SECTION			    TITLE

ARTICLE I		DEFINITIONS; CONSTRUCTION
      1.01		Certain Definitions
      1.02		Construction
      1.03		Accounting Principles
      1.04		Dollar Equivalent

ARTICLE II		THE CREDITS
       2.01		Revolving Credit Loans
       2.02		Bid Loans
       2.03		Making of Revolving Credit Loans
       2.04		Interest Rates, Funding Periods; Amounts
       2.05		Conversion or Renewal of Interest Rate Options
       2.06		Repayments
       2.07		Interest Payment Dates
       2.08		Facility Fees
       2.09		Pro Rata Treatment; Payments Generally
       2.10		Additional Compensation in Certain Circumstances
       2.11		Taxes
       2.12		Funding by Branch, Subsidiary or Affiliate
       2.13		Currency Equivalents
       2.14		Lender's Sharing of Information

ARTICLE III		REPRESENTATIONS AND WARRANTIES
       3.01		Corporate Status
       3.02		Corporate Power and Authorization
       3.03		Execution and Biding Effect
       3.04		Governmental Approvals and Filings
       3.05		Absence of Conflicts
       3.06		Audited Financial Statements
       3.07		Interim Financial Statements
       3.08		Absence of Undisclosed Liabilities
       3.09		Absence of Material Adverse Changes
       3.10		Subsidiaries and Other Investments
       3.11		Accurate and Complete Disclosure
       3.12		Margin Regulations
       3.13		Litigation
       3.14		Absence of Events of Default
       3.15		Absence of Other Conflicts
       3.16		Insurance
       3.17		Title to Property
       3.18		Intellectual Property
       3.19		Taxes
       3.20		Employee Benefits
       3.21		Environmental Matters
       3.22		Investment Company; Public Utility Holding

ARTICLE IV		CONDITIONS OF LENDING
       4.01		Conditions to Initial Loans
       4.02		Conditions to All Loans

ARTICLE V		AFFIRMATIVE COVENANTS
       5.01		Basic Reporting Requirements
       5.02		Insurance.
       5.03		Payment of Taxes and Other Potential Charges and
			Priority Claims
       5.04		Preservation of Corporate Status
       5.05		Governmental Approvals and Filings
       5.06		Maintenance of Properties
       5.07		Avoidance of Other Conflicts
       5.08		Financial Accounting Practices
       5.09		Use of Proceeds
       5.10		Nature of Business

ARTICLE VI		NEGATIVE COVENANTS
       6.01		Financial Covenants
       6.02		Liens
       6.03		Guarantees, Indemnities, etc.
       6.04		Mergers
       6.05		Disposition of Accounts
       6.06		Limitation on Other Restrictions or Dividends
			by Subsidiaries, etc.
       6.07		Limitation on Other Restrictions on Amendment
			of the Loan Documents, etc.

ARTICLE VII		DEFAULTS
       7.01		Events of Default
       7.02		Consequences of an Event of Default

ARTICLE VIII		MISCELLANEOUS
       8.01		Holidays
       8.02		Records
       8.03		Amendments and Waivers
       8.04		No Implied Waiver; Cumulative Remedies
       8.05		Notices
       8.06		Expenses; Taxes; Indemnity
       8.07		Severability
       8.08		Prior Understandings
       8.09		Duration; Survival
       8.11		Limitation on Payments
       8.12		Set-Off
       8.14		Successors and Assigns; Participations; Assignments
       8.15		Relationship Among the Lenders
       8.16		Confidentiality
       8.17		Governing Law; Submission to Jurisdiction: Waiver of Jury
			Trial; Limitation of Liability
       8.18		Judgment Currency

                               CREDIT AGREEMENT


		THIS AGREEMENT, dated as of April 19, 1996, by and among KENNAMETAL INC., a Pennsylvania corporation (the "Borrower"), and the lenders parties hereto from time to time (the "Lenders", as defined further below).

                                   Recital:

		The Borrower has requested the Lenders to enter into this Agreement and extend credit as provided for herein.

		NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                           DEFINITIONS; CONSTRUCTION

		1.01. Certain Definitions. (a) In addition to other words and terms defined elsewhere in this Agreement, the following terms are defined in the Sections of this Agreement indicated below:

              TERM                              SECTION
              ----                              -------
Affected Lender                           2.04 (d)
Base Rate                                 2.04 (a)
Base Rate Option                          2.04 (a)
Bid Loans Maturity Date                   2.02 (e)
Bid Loans Confirmation                    2.02 (c)
Bid Rate                                  2.02 (b) (iii)
Contractual Currency                      8.18 (a)
Cross Default Event                       7.01 (f)
Cross Default Obligation                  7.01 (f)
Euro-Rate Funding Period                  2.04 (b)
Euro-Rate Option                          2.04 (a) (ii)
Facility Fees                             2.08
Funding Breakage Date                     2.10 (b)
Funding Breakage Indemnity                2.10 (b)
GAAP                                      1.03
Governmental Action                       3.04
Initial Revolving Credit
   Committed Amount                       2.01 (a)
Judgment Currency                         8.18 (a)
Letter of Credit                          6.03
Liquidation Currency                      8.18 (b)
Notional Euro-Rate Funding Office         2.12 (a)
Participants                              8.14 (b)
Permitted Liens                           6.02
Purchasing Lenders                        8.14 (c)
Related Litigation                        8.17 (b)
Revolving Credit Commitment               2.01 (a)
Revolving Credit Committed Amount         2.01 (a)
Revolving Credit Loans                    2.01 (a)
Transfer Lender Notes                     8.14 (c) (iv)

	(b) In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

	"Affiliate" of a Person shall mean (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person and (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of such Person or of a Person who is an Affiliate of such Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, "control" of a Person means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (ii) in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 5% or more of the outstanding shares of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest).

	"Alternate Currencies" shall mean lawful currency of the Federal Republic of Germany, Canada and the United Kingdom.

	"Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending Office in the case of the Base Rate Portion and such Bank's Eurocurrency Lending Office in the case of the Euro-Rate Portion.

	"Applicable Margin(s)" means for purposes of calculating (i) the applicable interest margin for the Euro-Rate Portion of any Revolving Credit Loan and (ii) the applicable rate of the Facility Fee for any date for purposes of Section 2.08 hereof, that percent per annum as set forth in the following table by reference to the column across from the applicable Level of the Consolidated Funded Debt Ratio. For purposes hereof the Level of the Consolidated Funded Debt Ratio shall be determined as of the last day of each fiscal quarter of Borrower based upon the computations set forth in the most recent Performance Pricing Certificate delivered to and approved by the Lenders pursuant to Section 5.01(c) (ii) hereof, and the corresponding Applicable Margins may be applied and effective as of the first Business Day of the month following the date on which the most recent Performance Pricing Certificate was required to be delivered (a "Pricing Effective
Date") to the Euro-Rate Portion of all then outstanding Loans and Loans thereafter made, renewed or converted and to the Facility Fees accruing from and after such Pricing Effective Date.

	If a Performance Pricing Certificate is not received by the date it is required to be delivered under Section 5.01 (c) (ii), without limiting any other rights and remedies of the Lenders, the Applicable Margin will be increased to that corresponding to Level IV from and as of the next Pricing Effective Date to the day which is five days after the date on which such Performance Pricing Certificate actually is delivered. If the financial statements delivered pursuant to Section
5.01 (a) or 5.01 (b) demonstrate that the Level (and therefore the Applicable Margin) is higher or lower than that indicated by the most recent Performance Pricing Certificate, then such higher or lower Level and Applicable Margin shall be deemed to have been in effect retroactive to the immediately preceding Pricing Effective Date.

                 CONSOLIDATED          EURO-RATE      FACILITY FEE
                    FUNDED             APPLICABLE      APPLICABLE
                  DEBT RATIO             MARGIN          MARGIN
                  ----------           ----------      ----------
Level I 	Equal to or less
		than .75 to 1.00         .1250%          .0750%

Level II	Greater than .75
		to 1.00 but less
		than or equal to
		1.25 to 1.00             .1500%          .1000%

Level III	Greater than 1.25
		to 1.00 but less than
		or equal to 2.25 to
		1.00                     .2250%          .1250%

Level IV	Greater than 2.25
		to 1.00                  .4000%          .2500%

	The "Applicable Margin(s)" for the period from the Closing Date to the first Pricing Effective Date shall be those corresponding to Level
II.

	"Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with
Section 2.09 (c) (ii)
hereof. If no Loan or Loans is specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Loans outstanding at such time.

	"Bid Loan Borrowing" shall mean a borrowing consisting of a Bid Loan or concurrent Bid Loans having the same Funding Period.

	"Bid Loan" shall mean a Loan from a Lender to the Borrower pursuant to the procedures described in Section 2.02.

	"Bid Loan Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.02(k), and any promissory note issued in substitution therefor pursuant to Section 8.14(c), together with all extensions, renewals, refinancings or refundings thereof in whole or in part.

	"Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in the cities in which the Lenders' Domestic Offices are located.

	"Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

	"Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person under a Capitalized Lease.

	"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

	"Change in Control" shall be deemed to have occurred if after the date hereof, any Person or related group of Persons shall have come into possession of, directly or indirectly, the power to direct or cause the direction of or the power to veto (or shall in fact exercise any such power) the management and policies of the Borrower through the ownership or control of more than thirty percent (30%) of the voting securities of the Borrower, whether through ownership of securities or partnership or other ownership interest, by contract or otherwise.

	"Closing Date" shall mean the date of the first Loan hereunder.

	"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

	"Commitments" of a Lender shall mean the Lender's Revolving Credit
Commitment.

	"Consolidated Funded Debt Ratio" means the ratio of (i) the aggregate Indebtedness of the Borrower and its Consolidated Subsidiaries as of the end of the fiscal quarter immediately prior to the date of computation thereof, to (ii) Consolidated Operating Cash Flow for the four fiscal quarters immediately prior to the date of the computation thereof.

	"Consolidated Interest Expense" for any period shall mean the total interest expense of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

	"Consolidated Net Income" for any period shall mean the net earnings (or loss) after taxes of the Borrower and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

	"Consolidated Operating Cash Flow" for any period, with respect to the Borrower and its Consolidated Subsidiaries shall mean the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest
Expense for such period, (c) depreciation and amortization, (d) charges for foreign, federal, state and local income taxes for such period, and
(e) extraordinary losses to the extent included in determining Consolidated Net Income for such period, minus extraordinary gains to the extent included in determining Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP.

	"Consolidated Subsidiary" shall mean those Subsidiaries whose accounts are or should be consolidated with those of the Company in accordance with GAAP.

	"Consolidated Tangible Net Worth" at any time shall mean the total amount of stockholders' equity of the Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP, except that there shall be deducted therefrom (i) treasury stock, (ii) preferred stock containing any provision for mandatory cash redemption or cash redemption at the option of the holder and (iii) the book value of all intangible assets of the Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP, including but not limited to goodwill, organization cost, patents, copyrights, trademarks, trade names, franchises, licenses, research and development expenses, unamortized debt discount and expense and further including but not limited to all write-ups after the date hereof in the value of assets above historical cost less depreciation or amortization required by GAAP, except for write-ups in the value of (i) marketable securities to the extent permitted by the valuation principle of "lower of cost or market" to the extent permitted by GAAP, (ii) investments in common stock accounted for by the equity method to the extent permitted by GAAP and (iii) investment made in an enterprise doing business abroad resulting from changes in exchange rates to the extent permitted by GAAP.

	"Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower is treated as a single employer under Section 4001 (a) (14) or 4001 (b) (1) of ERISA or Section 414 (b), (c), (m) or (o) of the Code.

	"Corresponding Source of Funds" shall mean, in the case of each Lender's Pro Rata share of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by such Lender's Notional Euro-Rate Funding Office or by such Lender through a Notional Euro-Rate Funding Office of one or more deposits in Dollars or the Alternate Currency, as the case may be, in the interbank eurocurrency market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

	"Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

	"Domestic Lending Office" means, with respect to each Lender, the office of such Lender specified as its "Domestic Lending Office" below its name on the signature page hereto, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the other Lenders.

	"Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

	"Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

	"Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

	"Environmental Concern Materials" shall mean any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant of any related material, raw material, substance, product or by-product of any substance regulated by any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state Law).

	"Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case in effect from time to time.
References to sections of ERISA shall be construed also to refer to any successor sections.

	"Eurocurrency Lending Office" means, with respect to any Bank, the Office of such Bank specified as its "Eurocurrency Lending Office" below its name on the signature page hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the other Lenders.

	"Euro-Rate" for any day shall mean for each Lender's Pro Rata share of each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum which is the highest of the rates determined by each Lender by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by such Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the rates per annum for deposits in Dollars or an Alternate Currency, as the case may be, offered to major money center banks in the London Interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (b) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.
If any Lender fails to provide a Euro-Rate upon request the highest of the rates actually furnished by the Lenders shall be the "Euro-Rate".

	"Euro-Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 2.09 (c) (i) hereof. If no Loan or Loans is specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Loans outstanding at such time.

	"Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by a Lender (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage. The Euro-Rate Option shall be calculated in accordance with the foregoing whether or not such Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

	"Event of Default" shall mean any of the Events of Default described in Section 7.01 hereof.

	"Existing Credit Agreement" shall mean the Credit Agreement dated as of July 29, 1993 between the Borrower and Lenders, as amended.

	"Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by each Lender (which determination shall be conclusive absent manifest error) to be the rate per annum announced by the Federal Reserve Bank of New
York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

	"Fees" shall mean the  Facility Fees.

	"Funding Period" shall mean the period during which an interest rate Option or Bid Rate shall apply, selected in accordance with Section
2.04 or 2.02(j).

	"Funding Segment" of the Euro-Rate Portion of the Loans at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day.

	"Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

	"Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to be subject to a Guaranty Equivalent in respect of any Indebtedness (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation.

	"Indebtedness" of a Person shall mean:

	(a)  All obligations on account of money borrowed by, or
credit extended	to or on behalf of, or for or on account of
deposits with or advances to, such Person, other than trade accounts payable incurred in the ordinary course of business and consistent with past practice;

	(b) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

	(c) All obligations of such Person for the deferred purchase price of property or services and all obligations secured by a Lien on property owned by such Person (whether or not assumed);

	(d) All obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property);

	(e) From the date a letter of credit issuer makes payment on a drawing under a letter of credit issued for the account of such Person, such Person's obligation to reimburse such issuer for such payment.

	(f) All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; and

	(g) All obligations of such Person under a product financing or similar arrangements described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP.

	"Indemnified Parties" shall mean the Lenders, their respective affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing.

	"Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

	"Lender" shall mean any of the Lenders listed on the signature pages hereof and Persons becoming Lenders pursuant to Section 8.14 hereof, but excluding Persons who cease to be Lenders pursuant to
Section 8.14 hereof.

	"Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

	"Loan" shall mean any loan (including Revolving Credit Loans and Bid Loans) by a Lender to the Borrower under this Agreement, and "Loans" shall mean all Loans made by the Lenders under this Agreement.

	"Loan Documents" shall mean this Agreement, the Notes and Transfer Supplements and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.

	"London Business Day" shall mean a Business Day on which dealings are carried on in the London interbank market and banks are open for business in London.

	"Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of the Borrower to perform or comply with any of the terms and conditions of any Loan Document, or (c) a material adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or the ability of any Lender to enforce any material rights or remedies under or in connection with any Loan Document (other than any such effects relating to loan agreements generally and not to the Loan Documents in particular).

	"Maturity Date" shall mean March 31, 2001

	"Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001 (a) (3) of ERISA and to which the Borrower or any Controlled Group Member has or had an obligation to contribute.

	"Note" or "Notes" shall mean the Revolving Credit Notes(s) or the Bid Loan Note(s), as the case may be, of the Borrower executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings of any thereof in whole or in part.

	"Obligations" shall mean all indebtedness, obligations and liabilities of the Borrower to any Lender from time to time arising under or in connection with or related to or evidenced by this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, interest, Fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

	"Option" shall mean the Base Rate Option or the Euro-Rate Option, as the case may be.

	"Other Advances" means any loan or advance to Borrower made pursuant to uncommitted lines of credit (or similar arrangements) with any of PNC Bank, N.A., Mellon Bank, N.A. or Deutsche Bank and/or commercial paper pass through vehicles utilized by PNC Bank, N.A., Mellon Bank, N.A. or Deutsche Bank.

	"Payment Office" means, for Dollars, the Domestic Lending Office of each Lender and, for the Alternate Currencies, the Eurocurrency Lending Office of each Lender or such office of each Lender as shall from time to time be selected by such Lender and notified by such Lender to the Borrower.

	"PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

	"Pension-Related Event" shall mean any of the following events or conditions:

	(a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan either pursuant to its terms or by operation of law (including, without limitation, any amendment of a Plan which would result in a termination under
Section 4041 (e) of ERISA), or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

	(b) PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

	(c) Any Reportable Event occurs with respect to a Plan;

	(d) Any action occurs or is taken which could result in the Borrower becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204
(a) (2) of ERISA), or the Borrower or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or

	(e) (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971 (a) of the Code with respect to any such failure, or the Borrower of any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan.

	"Performance Pricing Certificate" shall mean a certificate in substantially the form of Exhibit C hereto, duly completed in a manner satisfactory to the Lenders and executed by a Responsible Officer of the Borrower.

	"Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

	"Plan" means any employee pension benefit plan within the meaning of Section 3 (2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Borrower or any Controlled Group Member is or has been within the preceding five years a "contributing sponsor" within the meaning of
Section 4001 (a) (13) of ERISA, or which is or has been within the preceding five years maintained for employees of the Borrower or any Controlled Group Member.

	"Portion" shall mean the Base Rate Portion or the Euro-Rate Portion, as the case may be.

	"Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Lenders pursuant to Sections 7.01 (i), 7.01 (j) or 7.01 (k), or any combination of the foregoing, would constitute an Event of Default.

	"Pricing Effective Date" shall have the meaning set forth in the definition of "Applicable Margin."

	"Prime Rate" shall mean the interest rate per annum (calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) announced from time to time by Mellon Bank, N.A. as its prime rate. The Prime Rate may be greater than or less than other interest rates charged by Mellon Bank, N.A. to other borrowers and is not solely based or dependent upon the interest rate which Mellon Bank, N.A. may charge any particular borrower or class of borrowers.

	"Pro Rata" shall mean from or to each Lender in proportion to: (i) when used with reference to a particular type of Loan, the percentage such Lender's outstanding Loans of such type represents of all outstanding Loans of such type, or if no Loans of such type are outstanding, the percentage such Lender's Commitment with respect to such type of Loans represents of the Commitments of all Lenders with respect to such type of Loans and (ii) when used with reference to all Loans, the percentage such Lender's outstanding Loans represents of all outstanding Loans, or if no Loans are outstanding, the percentage such Lender's Commitments represents of Commitments of all Lenders.

	"Quarterly Compliance Certificate" shall mean a certificate in substantially the form of Exhibit D hereto, duly completed and executed by a Responsible Officer of the Borrower.

	"Regular Payment Date" shall mean the last day of each June, September, December and March after the date hereof.

	"Reportable Event" means (i) a reportable event described in
Section 4043 of ERISA and regulations thereunder for which the 30-day notice to the PBGC has not been waived pursuant to such regulations,
(ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063 (b) of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4068 (f) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code of Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $750,000.

	"Responsible Officer" shall mean the President, Chief Financial Officer, Treasurer or any Vice President of the Borrower.

	"Revolving Credit Note" shall mean the promissory notes of the Borrower executed and delivered under Section 2.01 (c) hereof, any promissory note issued in substitution therefor pursuant to Sections
2.13 (b) or 8.14 (c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part.

	"Standard Notice" shall mean an irrevocable notice provided to each Lender on a Business Day which is

	(a) On the same Business Day in the case of selection of, conversion to or renewal of the Base Rate Option or repayment of any Base Rate Portion;

	(b) At least two London Business Days in advance in the case of selection of the Euro-Rate Option or repayment of any Euro-Rate Portion denominated in Dollars; and

	(c) At least three London Business Days in advance in the case of selection of the Euro-Rate Option or repayment of any Euro-Rate Portion denominated in the Alternate Currencies.

	Standard Notice must be provided no later than 11:00 a.m., (or 10:00 a.m. in the case of clause (b) above) (at the Domestic Lending Office of each Lender) on the last day permitted for such notice.

	"Subsidiary" of a Person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries or such Person.

	"Taxes" shall have the meaning set forth in Section 2.11 hereof.

	"Total Committed Amounts" shall mean the sum of the Revolving Credit Committed Amounts of all Lenders.

	"Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

	"Transfer Supplement" shall have the meaning set forth in Section
8.14 (c) hereof.

	"Treasury Rate" as of any Funding Breakage Date shall mean the rate per annum determined by the applicable Lender (which determination shall be conclusive absent manifest error) to be the yield to maturity (expressed as a decimal and, in the case of the United States Treasury bills, converted to a bond equivalent yield) for United States Treasury securities maturing on the last day of the corresponding Funding Period and trading in the secondary market in reasonable volume (or if no such securities mature on such date, the rate determined by standard securities interpolation methods as applied to the series of securities maturing as close as possible to, but earlier than, such date, and the series of such securities maturing as close as possible to, but later than, such date).

	1.02. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular, the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to "determination" (and similar terms) by any Lender include good faith estimates by such Lender (in the case of quantitative determinations) and good faith beliefs by such Lender (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

	1.03.  Accounting Principles.

	(a) As used herein, "GAAP" shall mean generally accepted accounting principles in the United States (as such principles may change from time to time), applied on a basis consistent with the principles used in preparing the Borrower's financial statements as of June 30, 1995 and the fiscal year then ended.

	(b) Except as other provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

	1.04. Dollar Equivalent. For purposes of this Agreement, the equivalent in Dollars of any Alternate Currency or the equivalent in any Alternate Currency of Dollars shall be determined in accordance with Section 2.13.

                            ARTICLE II
                            THE CREDITS

	2.01  Revolving Credit Loans.

	(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender's "Revolving Credit Commitment") to make loans ("Revolving Credit Loans") to the Borrower at any time or from time to time on or after the date hereof and to but not including the Maturity Date; provided (A) at no time shall the sum of the outstanding aggregate principal amount of all Revolving Credit Loans and Bid Loans exceed the Total Committed Amount (or an equivalent amount thereof in the Alternate Currencies) and (B) at all times the outstanding aggregate principal amount of all Revolving Credit Loans made by each Lender shall be equal to the product of the percentage which its Revolving Credit Committed Amount represents of the Total Committed Amount times the outstanding aggregate principal amount of all Revolving Credit Loans. Each Lender's "Revolving Credit Committed Amount" at any time shall be equal to the amount set forth as its "Initial Revolving Credit Committed Amount" below its name on the signature pages hereof (or the equivalent thereof in any Alternate Currency), as such amount may have been reduced under Section 2.01 (e) hereof at such time, and subject to transfer to another Lender as provided in Section
8.14 hereof.

	(b) Nature of Credit. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder.

	(c) Revolving Credit Notes. The obligation of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower, dated the Closing Date (the "Revolving Credit Notes") in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender.

	(d) Maturity. To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Maturity Date.

	(e) Reduction of the Revolving Credit Committed Amounts. The Borrower may at any time or from time to time reduce Pro Rata the Revolving Credit Committed Amounts of the Lenders to an aggregate amount (which may be zero) not less than the sum of the unpaid principal amount of the Revolving Credit Loans and the Bid Loans, as the case may be, then outstanding plus the principal amount of all Revolving Credit Loans and the Bid Loans, as the case may be, not yet made as to which notice has been given by the Borrower under
Section 2.03 or 2.02 hereof. Any reduction of the Revolving Credit Committed Amounts shall be in an aggregate amount which is an integral multiple of $3,000,000. Reduction of the Revolving Credit Committed Amounts shall be made by providing not less than three Business Days' notice (which notice shall be irrevocable) to such effect to each Lender.

	2.02.  Bid Loans.

	(a)  Bid Loans.  The Borrower may, as set forth in this Section
2.02, request one or more of the Lenders to make one or more Bid Loans to the Borrower at any time or from time to time prior to the Maturity Date. Each Lender may, but shall have no obligation to, offer to make one or more such Bid Loans and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.02. The sum of the outstanding aggregate principal amount of all Bid Loans and all Revolving Credit Loans shall at no time exceed the Total Committed Amount (or an equivalent amount thereof in the Alternate Currencies). All Bid Loans shall be denominated in Dollars.

	(b)  Bid Loan Procedures.    Prior to 11:00 a.m., Pittsburgh time,
on the Business Day of any Bid Loan, the Borrower and the Lender making such Bid Loan shall have verbally agreed that such Lender will make and the Borrower will accept such Bid Loan, which agreement shall include agreement as to the following matters:

	(i)  the proposed date of such Bid Loan and the Funding
Period therefor;

	(ii) the principal amount of such Bid Loan, selected in accordance with Section 2.02(a); and

	(iii) the fixed rate of interest per annum, calculated on the basis of a 365 or 366 day year, as the case may be,(rounded upwards, if necessary, to the nearest 1/10,000th of 1%) (the "Bid Rate") applicable to such Bid Loan.

	(c) Confirmation to the Lenders. The Borrower shall, by 11:30 a.m., Pittsburgh time, on the day (which shall be a Business Day) of a proposed Bid Loan, deliver to each Lender, by telex or telecopy, confirmation of the Bid Loans it has agreed to accept and that any Lender or Lenders have agreed to make on such day in substantially the form of Exhibit E (a "Bid Loan Confirmation"). The Bid Loan Confirmation shall specify (i) the principal amount of each outstanding and pending Loan, including such Bid Loan(s) being made; (ii) the Funding Period for each outstanding and pending Loan, including such Bid Loan(s) being made; (iii) the interest rate applicable to each outstanding and pending Loan, including such Bid Loan(s) being made; (iv) the identity of the Lender for each outstanding and pending Loan, including such Bid Loan(s) being made and (v) the principal amount of each outstanding and pending Other Advance, together with the principal amount, and maturity date thereof, the interest applicable thereto and the identity of the lender thereof.

	(d) Funding of Bid Loans. Not later than 3:00 p.m. Pittsburgh time, on the date agreed to by the Borrower and a Lender pursuant to Section
2.02 (b), such Lender shall make the amount of its Bid Loan available to the Borrower in immediately available funds at the Borrower's Account No.127-1718 at Mellon Bank, N.A. or such other Borrower account as may be designated in the Bid Loan Confirmation. If any Lender makes a new Bid Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Bid Loan from such Lender, such Lender shall apply the proceeds of its new Bid Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Borrower as provided by this Section 2.02
(d), or remitted by the Borrower to such Lender as provided in Section 2.09, as the case may be.

	(e)  Bid Loan Maturity Dates.  The principal amount of each Bid
Loan shall be due and payable on the last day of the applicable Funding Period agreed to by the Borrower and the Lender making such Bid Loan (the "Bid Loan Maturity Date"). Bid Loans shall not be prepaid.

	(f) Bid Loan Interest Payment Dates. Interest on each Bid Loan shall be due and payable on the Bid Loan Maturity Date thereof and thereafter on demand at the rates provided for in Section 2.09 (c).

	(g) Utilization of Revolving Credit Commitment. For purposes of determining the available Revolving Credit Commitments of the Lenders at any time , each outstanding Bid Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders that have not made such Bid Loan) Pro Rata in accordance with their Revolving Credit Commitments.

	(h) Interest Rates for Bid Loans. The outstanding principal amount of each Bid Loan shall bear interest for each day until due at a rate per annum equal to the Bid Rate quoted by the Lender making such Bid Loan.

	(i) Principal Amounts. The aggregate principal amount of each Bid Loan shall be at least $1,000,000 or a higher integral multiple of $100,000.

	(j) Funding Periods. The Funding Period for any Bid Loan shall be for any period up to and including 90 days; provided, (i) no such Funding Period shall end after the Maturity Date and (ii) the Borrower shall, in selecting such Funding Periods, allow for foreseeable mandatory repayments of the Loans.

	(k) Bid Loan Notes. The obligation of the Borrower to repay the unpaid principal amount of the Bid Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower, dated of even date herewith substantially the form attached hereto as Exhibit B, payable to the order of such Lender.

	2.03. Making of Revolving Credit Loans. Whenever the Borrower desires that the Lenders make Revolving Credit Loans, the Borrower shall provide Standard Notice to each Lender setting forth the following information.

	(a) The date, which shall be a Business Day, on which such proposed Loans are to be made and the amount of each Lender's Loan;

	(b) Whether such Loans shall be denominated in Dollars or an Alternate Currency;

	(c) The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause
(e) of this Section 2.03, and which shall be an integral multiple of $100,000 (or the equivalent thereof in an Alternate Currency) not less than $1,000,000 (or the equivalent thereof in an Alternate Currency);

	(d) The interest rate Option or Options selected in accordance with Section 2.04 (a) hereof and the principal amounts selected in accordance with Section 2.04 (c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion of such proposed Loans;

	(e) With respect to each such Funding Segment of such proposed Loans, the Funding Period to apply to such Funding Segment, selected in accordance with Section 2.04 (b) hereof and

	(f) A summary of all then outstanding and pending Loans and Other Advances, including the amounts thereof, the identity of the lender or lenders making or to make such Loans or Other Advances, the currency in which such Loans or Other Advances were made or are to be made and the Funding Period or maturity dates thereof.

Unless any applicable condition specified in Article IV hereof has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Revolving Credit Loans available to the Borrower in immediately available funds at the Borrower's Account No. 127-1718 at Mellon Bank, N.A. or such other Borrower account as may be designated in such Standard Notice at such Lender's Applicable Lending Office, no later than 3:00 p.m., Pittsburgh time, in funds immediately available at such Office.

	2.04.  Interest Rates, Funding Periods, and Amounts.

	(a) Optional Bases of Borrowing. The unpaid principal amount of the Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. Subject to the provisions of this Agreement the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Loans. The aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Revolving Credit Loans at any time shall not exceed five. The Base Rate Option shall only be available with respect to Loans denominated in Dollars.

	(i) Base Rate Option: A rate per annum for each day (computed on the basis of a year of 365 or 366 days and actual days elapsed) equal to the Base Rate for such day. The "Base Rate" for any day shall mean the greater of (a) the Prime Rate for such day and (b) 0.25% plus the Federal Funds Effective Rate for such day such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate. If on any date the Federal Funds Rate cannot be ascertained, then the Base Rate shall be determined on the basis of the Prime Rate.

	(ii) Euro-Rate Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus the Applicable Margin for such day.

	(iii) Notification: Each Lender shall, upon request, give prompt notice to the Borrower of the Euro-Rate determined or adjusted in accordance with the definitions of the Euro-Rate, which determination or adjustment shall be conclusive if made in good faith. The Borrower shall give written notice to the Lenders setting forth the rate quoted by each Lender, and designating the highest thereof as the Euro-Rate, promptly upon determining such Euro-Rate, and in no event later than 3:00 p.m. on the day Standard Notice with respect to such Loan is given.

	(b) Funding Periods. At any time when the Borrower shall select, convert to or renew the Euro-Rate Option to apply to any part of the Loans, the Borrower shall specify one or more Funding Periods during which each such Option shall apply. Such Funding Periods shall be for one week and one, two, three or six months for Revolving Credit Loans ("Euro-Rate Funding Period"), provided that:

	(i) Each Euro-Rate Funding Period shall begin on a London Business Day, and the term "month", when used in connection with a Euro-Rate Funding Period, shall be construed in accordance with prevailing practices in the interbank eurocurrency market at the commencement of such Euro-Rate Funding Period, as determined in good faith by each Lender (which determination shall be conclusive absent manifest error);

	(ii) The Borrower may not select a Funding Period that would end after the Maturity Date; and

	(iii) The Borrower shall, in selecting any Funding Period for the Loans, allow for foreseeable mandatory repayments of the Loans.

	(c) Transactional Amounts. Every selection of, conversion from, conversion to or renewal of an interest rate Option and every payment or repayment of any Loans shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion of the Revolving Credit Loans, or the aggregate principal amount of each Funding Segment of the Euro-Rate Portion of the Revolving Credit Loans, shall be as set forth below:

PORTION OR FUNDING SEGMENT          ALLOWABLE AGGREGATE PRINCIPAL AMOUNTS
- --------------------------          -------------------------------------
Base Rate Portion                   Any;

Each Funding Segment of the
Euro-Rate Portion                   $1,000,000 or an integral multiple of
                                    $100,000 in excess of $1,000,000.

	(d)  Euro-Rate Unascertainable; Impracticability.  If

	(i) on any date on which a Euro-Rate would otherwise be set any Lender shall have determined in good faith (which determination shall be conclusive absent manifest error) that:

	(A) adequate and reasonable means do not exist for ascertaining such Euro-Rate,

	(B) a contingency has occurred which materially and adversely affects the interbank eurocurrency market, or

	(C) the effective cost to such Lender of funding a proposed Funding Segment of the Euro-Rate Portion from a Corresponding
Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

	(ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive absent manifest error) that the making, maintenance or funding of any part of the Euro-Rate Portion in Dollars or any Alternate Currency has been made impracticable, or unlawful by compliance by such Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive or any such Governmental Authority (whether or not having the force of law);

	then, and in any such event, such Lender may notify the Borrower and the other Lenders of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of such Lender to allow the Borrower to select, convert to or renew the Euro-Rate Option or to make Loans or redenominate Loans in Dollars or any Alternate Currency (whichever event has given rise to an event described in clause (i) or (ii) above) shall be suspended until such Lender shall have later notified the Borrower and the other Lenders of such Lender's determination in good faith (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such previous determination no longer exist.

	If any Lender notifies the Borrower of a determination under subsection (ii) of this Section 2.04 (d), the Euro-Rate Portion of the Loans of such Lender (the "Affected Lender") shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date).

	If at the time a Lender makes a determination under subsection (i) or (ii) of this Section 2.04 (d) the Borrower previously has notified the Lenders that it wishes to select, convert to or renew the Euro-Rate Option with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the Euro-Rate Option with respect to such Loans of such Lender.

	2.05.  Conversion or Renewal of Interest Rate Options.

	(a) Conversion or Renewal of Dollar Loans. Subject to the provisions of Section 2.04 and 2.10 (b) hereof, and if no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the Borrower may (i) convert any interest rate Option or Options applicable to Loans denominated in a particular currency to one or more different interest rate Options applicable to Loans denominated in the same currency and (ii) may renew the Euro-Rate Option as to any Funding Segment of the Euro-Rate Portion denominated in the same currency:

	(i)  At any time with respect to conversion from the Base Rate
Option; or

	(ii) At the expiration of any Funding Period with respect to conversions from or renewals of the Euro-Rate Option as to the Funding Segment corresponding to such expiring Funding Period.

	(b) Conversion of Currency. Subject to the provisions of Sections 2.04 and 2.10 hereof, and if no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the Borrower may convert any Loans denominated in Dollars bearing interest under any interest rate Option to Loans denominated in an Alternate Currency bearing interest under the Euro-Rate Option, and may convert any Loans denominated in an Alternate Currency bearing interest at the Euro-Rate Option to Loans denominated in Dollars bearing interest at any interest rate Option; provided that any such conversion relating to any Funding Segment of the Euro-Rate Portion may only occur on the last day of the corresponding Funding Period.

	(c) Procedures. Whenever the Borrower desires to convert or renew any interest rate Option or Options or currency, the Borrower shall provide to each Lender Standard Notice setting forth the following information:

	(i) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

	(ii)  The proposed currency conversion, if any;

	(iii)  The principal amounts selected in accordance with Section
2.04 (c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

	(iv) The interest rate Option or Options selected in accordance with Section 2.04 (a) hereof and the principal amounts selected in accordance with Section 2.04 (c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted to; and

	(v) With respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 2.04 (b) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

	(d) Failure to Convert or Renew. Absent due notice from the Borrower of conversion or renewal on the last day of any Funding Period, any part of the Euro-Rate Portion for which such notice is not received shall be converted automatically to a Loan denominated in Dollars bearing interest at the Base Rate Option on the last day of the expiring Funding Period.

	2.06. Repayments. (a) Generally. Wherever the Borrower desires or is required to repay any part of its Loans, it shall provide Standard Notice to each Lender setting forth the following information:

	(i) Whether such repayment is to be applied to the Revolving Credit Loans or Bid Loans;

	(ii) The date, which shall be a Business Day, on which the proposed repayment is to be made;

	(iii) The total principal amount of such repayment, which shall be the sum of the principal amounts selected pursuant to clause (iv) of this Section 2.06 and

	(iv)  The principal amounts selected in accordance with Section
2.04 (c) hereof of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion and the principal amount selected in accordance with Section 2.02 (i) hereof of Bid Loans (identified by reference to their Funding Period).

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

	(b) Optional Repayments. The Borrower shall have the right at its option from time to time to repay its Revolving Credit Loans in whole or part without premium or penalty (subject, however, to Section 2.10 (b) hereof):

	(i)  At any time with respect to any part of the Base Rate
Portion; or

	(ii) At the expiration of any Funding Period with respect to repayment of any Bid Loan, or the Euro-Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Any such repayment shall be made in accordance with Section 2.09 hereof.

	(c)  Mandatory Repayments Required as a Result of Currency
Fluctuations.

	If on the last day of any Euro-Rate Funding Period for any Funding Segment of the Revolving Credit Loans, that is denominated in an Alternate Currency, the equivalent in Dollars of the aggregate principal amount of the Loans then outstanding exceeds 105% of the Total Committed Amounts, the Borrower shall on such last day repay an aggregate principal amount of such type of Loans so that after such repayment, the Dollar equivalent of the outstanding principal amount of the Loans shall not exceed the Total Committed Amounts.

	2.07. Interest Payment Dates. Interest on the Base Rate Portion shall be due and payable on each Regular Payment Date. Interest on each Funding Segment of the Euro-Rate Portion shall be due and payable on the last day of the corresponding Euro-Rate Funding Period , as the case may be, and, if a Euro-Rate Funding Period is longer than three months, also every third month during such Funding Period. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

	2.08 Facility Fees. The Borrower shall pay to each Lender a facility fee (the "Facility Fee") equal to the Applicable Margin relating to the Facility Fee per annum (based on a year of 365 or 366 days, as the case may be, and actual days elapsed) for each day from and including the date of this Agreement to but not including the Maturity Date, on the amount (not less than zero) equal to such Lender's Revolving Credit Committed Amount on such day. Such Facility Fee shall be due and payable for the preceding period for which such fee has not been paid: (i) on each Regular Payment Date, and (ii) on the Maturity Date.

	2.09.  Pro Rata Treatment; Payments Generally.

	(a) Pro Rata Treatment. Each borrowing of Revolving Credit Loans and each conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal of and interest on Revolving Credit Loans and Fees due from the Borrower hereunder or under the Revolving Credit Notes shall be applied, Pro Rata from and to each Lender, as the case may be, except for payments of interest involving an Affected Lender as provided in Section 2.04 (d) hereof and payments to a Lender subject to a withholding deduction under Section 2.11 (c) hereof. All payments made in respect of principal of any Bid Loan Borrowing due from the Borrower hereunder or under the Bid Loan Notes shall be made to each Lender participating in such Bid Loan Borrowing in proportion to the respective principal amounts of their outstanding Bid Loans comprising such Bid Loan Borrowing. All payments made in respect of interest on any Bid Loan Borrowing due from the Borrower hereunder or under the Bid Loan Notes shall be made to each Lender participating in such Bid Loan Borrowing in proportion to the respective amounts of accrued and unpaid interest on their Bid Loans comprising such Bid Loan Borrowing, except for payments to a Lender subject to a withholding deduction under Section 2.11 (c) hereof. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation to lend hereunder; no Lender shall be responsible for the failure of any other Lender to make a Loan.

	(b) Payments Generally. All payments and repayments to be made by the Borrower in respect of principal, interest, Fees, indemnity, expenses or other amounts due from the Borrower hereunder or under any Loan Document shall be payable to each Lender in Dollars (or in the case of interest and principal of Loans denominated in an Alternate Currency, in such Alternate Currency) at 3:00 o'clock p.m. (at the relevant Payment Office of such Lender) at its Payment Office in funds immediately available at such Payment Office. All such payments shall be made on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature, except for payments to a Lender subject to a withholding deduction under Section 2.11 (c) hereof. Any payment or repayment received by such Lender after 3:00 o'clock p.m. (at such Lender's Payment Office), on any day shall be deemed to have been received on the next succeeding Business Day.

	(c) Interest on Overdue Amounts. To the extent permitted by Law, after there shall have become due (by acceleration or otherwise) principal, interest, Fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum which for each day shall be equal to the following:

	(i) In the case of any part of the Euro-Rate Portion of any Loans or any Bid Loan, (A) until the end of the applicable then-current
Funding Period at a rate per annum 2% above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause ; and

	(ii) In the case of any other amount due from the Borrower hereunder or under any Loan Document, 2% above the then-current Base Rate Option.

	To the extent permitted by Law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

	2.10.  Additional Compensation in Certain Circumstances.

	(a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

	(i) subjects any Lender or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender or such Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which such Lender's principal office or Notional Euro-Rate Funding Office is located),

	(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit, credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

	(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit, credit extended by, any Lender or any Notional Euro-Rate Funding Office, or (B) otherwise applicable to the obligations of any Lender or any Notional Euro-Rate Funding Office under this Agreement, or

	(iv) imposes upon any Lender or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any Loan,

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender, any Notional Euro-Rate Funding Office or, in the case of clause
(iii) hereof, any Person controlling a Lender, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender's or controlling Person's capital, taking into consideration such Lender's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender deems to be material (such Lender being deemed for this purpose to have been made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), such Lender may from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods) by such Lender (which determination shall be conclusive absent manifest error) to be necessary to compensate such Lender or such Notional Euro-Rate Funding Office for such increase, reduction or imposition; provided, no such compensation shall be payable to any Lender with respect to periods prior to 90 days prior to the date such Lenders give such notice. Such amount shall be due and payable by the Borrower to such Lender ten Business Days after such notice is given.

	(b) Funding Breakage. In addition to all other amounts payable hereunder, if and to the extent for any reason (including without limitation any attempted revocation of a Standard Notice given pursuant to Section 2.03,
2.05 or 2.06 hereof) any part of any Funding Segment of any Euro-Rate Portion of the Loans becomes due (by acceleration or otherwise), or is paid, repaid or converted to another interest rate Option (whether or not such payment, repayment or conversion is mandatory or automatic and whether or not such payment or repayment is then due), on a day other than the last day of the corresponding Funding Period (the date such amount so becomes due, or is so paid, repaid or converted, being referred to as the "Funding Breakage Date"), the Borrower shall pay each Lender an amount ("Funding Breakage Indemnity") determined by such Lender as follows:

	(i) first, calculate the following amount: (A) the principal amount of such Funding Segment of the Loans owing to such Lender which so became due, or which was so paid, repaid or converted, times (B) the rate of interest applicable to such principal amount on the Funding Breakage Date minus the Treasury Rate as of the Funding Breakage Date, times (C) the number of days from and including the Funding Breakage Date to but not including the last day of such Funding Period, times (D) 1/360; and

	(ii) the Funding Breakage Indemnity to be paid by the Borrower to such Lender shall be the amount equal to the present value as of the Funding Breakage Date (discounted at the Treasury Rate as of such
Funding Breakage Date, and calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) of the amount described in the preceding clause (i) which amount described in the preceding clause (i) is assumed for purposes of such present value calculation to be payable on the last day of the corresponding Funding Period).

Such Funding Breakage Indemnity shall be due and payable on demand. In addition, the Borrower shall, on the due date for payment of any Funding Breakage Indemnity, pay to such Lender an additional amount equal to interest on such Funding Breakage Indemnity from the Funding Breakage Date to but not including such due date at the Base Rate Option (calculated on the basis of a year of 365 or 366 days and actual days elapsed). The amount payable to each Lender under this Section 2.10 (b) shall be determined in good faith by such Lender, and such determination shall be conclusive absent manifest error.

	The Lenders agree that if any Funding Breakage Indemnity will be due and payable as a result of an event described in Section 2.04 (d) (ii) hereof, the Lenders will take such action to minimize the amount of such Funding Breakage Indemnity to the extent such Lender determines in its sole discretion that such action is practicable and would not have an adverse effect on such Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each Funding Segment of the Euro-Rate Portion is actually made or maintained by or refunded through a Corresponding Source of Funds).

	2.11.  Taxes.

	(a) Payments Net of Taxes. For so long as and to the extent each Lender (and Participant) complies with Section 2.11 (c) with respect to delivery of the forms referred to therein to the extent required therein, all payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

	(i) in the case of each Lender, income or franchise taxes imposed on such Lender by the jurisdiction under the laws of which such Lender is organized and the country in which such jurisdiction of organization is located of any political subdivision or taxing authority thereof or therein or as a result of a connection between such Lender and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

	(ii) in the case of each Lender, income or franchise taxes imposed by any jurisdiction (federal, state and local) in which such Lender's lending offices which make or book Loans are located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to any Lender under this Agreement or any other Loan Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrower shall send to such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

	(b) Indemnity. The Borrower hereby indemnifies each of the Lenders for the full amount of all Taxes required to be withheld or deducted from any amounts payable by or on behalf of the Borrower hereunder or under any of the other Loan Documents, any such Taxes paid by such Lender, any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such Taxes (including any incremental Taxes, interest or penalties that may become payable by such Lender as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days from the date such Lender makes written demand therefor.

	(c) Withholding and Backup Withholding. Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any State thereof agrees that, on or prior to the date any payment is due to be made to it hereunder or under any other Loan Document, it will furnish to the Borrower

	(i) two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Form 1001 or successor applicable form as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, and

	(ii) a valid, duly completed Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax.

Each Lender which so delivers to the Borrower a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms agrees to deliver to the Borrower two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying in the case of a Form 1001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States Federal income taxes, unless in any such cases an event (including any changes in Law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower that it is not capable of receiving payments without any deduction or withholding of the United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

	2.12.  Funding by Branch, Subsidiary or Affiliate.

	(a) Notional Funding. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the Euro-Rate Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Such Lender shall deem any part of the Euro-Rate Portion of the Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.04 (d) (ii) hereof or would lessen compensation payable by the Borrower under Section 2.10 (a) hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Loans, such Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

	(b) Actual Funding. Each Lender shall have the right from time to time to make or maintain any part of the Euro-Rate Portion by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the Euro-Rate Portion. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrower to issue one or more promissory notes in the principal amount of such Euro-Rate Portion, in substantially the form attached hereto as Exhibit A , as the case may be, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to the Borrower. The Borrower agrees to comply promptly with any request under subsection (ii) of this
Section 2.12 (b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the Euro-Rate Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Euro-Rate Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the Euro-Rate Portion were made or maintained and such note were a Revolving Credit Note, as the case may be, payable to such Lender's order.

	2.13. Currency Equivalents. For purposes of the provisions of this Article II, the equivalent in Dollars of an Alternate Currency and the equivalent in an Alternate Currency of Dollars shall be determined (i) for Deutsche Marks and Pounds Sterling by using the appropriate fixings shown on Reuters Page DRBX screen at 8:00 a.m., New York time, and (ii) for Canadian Dollars by using the Bank of Canada "Noon Fixing" shown on Reuters Page RBCM Screen at 12:00 o'clock (noon) New York time, in each case on the date such determination is made.

	2.14. Lender's Sharing of Information. Each Lender agrees that, upon the request of any other Lender, it shall promptly provide such requesting Lender with information in writing with respect to Loans and Other Advances made to Borrower by it and/or commercial paper vehicles utilized by it, including the amounts, currencies and maturity dates thereof and such other information as may be reasonably requested.

                             ARTICLE III
                    REPRESENTATIONS AND WARRANTIES

	The Borrower hereby represents and warrants to each Lender as follows:

	3.01. Corporate Status. The Borrower and each Subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower and each Subsidiary of the Borrower has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. The Borrower and each Subsidiary of the Borrower is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable, except for matters that, individually or in the aggregate, would not have a Material Adverse Effect.

	3.02. Corporate Power and Authorization. The Borrower has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to borrow pursuant to the Loan Documents to the fullest extent permitted thereby from time to time, and has taken all necessary corporate action to authorize such borrowings.

	3.03. Execution and Binding Effect. This Agreement and each other Loan Document which is required to be delivered on or before the Closing Date pursuant to Section 4.01 hereof has been duly and validly executed and delivered by the Borrower. This Agreement and each such other Loan Document constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

	3.04. Governmental Approvals and Filings. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary or advisable in connection with execution and delivery of any Loan Document, consummation by the Borrower of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by the Borrower or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

	3.05.  Absence of Conflicts.   Neither the execution and delivery
of any Loan Document by the Borrower, nor consummation by the Borrower of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by the Borrower does or will

	(a)  violate or conflict with any Law, or

	(b) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any of property of the Borrower or any Subsidiary of the Borrower pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any material change in any right, power, privilege, duty or obligation of the Borrower or any Subsidiary of the Borrower under or in connection with,

	(i) the articles of incorporation or by-laws (or other constituent documents) of the Borrower or any such Subsidiary,

	(ii) any agreement or instrument which is material to the Borrower and its Subsidiaries taken as a whole creating, evidencing or securing any Indebtedness or Guaranty Equivalent to which the Borrower or any such Subsidiary of the Borrower is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound, or

	(iii) any other agreement or instrument which is material to the Borrower and its Subsidiaries taken as a whole to which the Borrower or any such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound.

	3.06. Audited Financial Statements. The Borrower has heretofore furnished to each Lender consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of June 30, 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal year then ended, as examined and reported on by Arthur Andersen LLP, independent certified public accountants for the Borrower, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows for the fiscal year then ended, all in conformity with GAAP.

	3.07. Interim Financial Statements. The Borrower has heretofore furnished to each Lender interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of each of the first two fiscal quarters of the fiscal year beginning July 1, 1995, together with the related consolidated statements of income, cash flows and changes in stockholders' equity for the applicable fiscal periods ending on each such date. Such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its consolidated Subsidiaries as of the end of each such fiscal quarter and the results of their operations and their cash flows for the fiscal periods then ended, all in conformity with GAAP, subject to normal and recurring year-end audit adjustments and except that such financial statements do not contain all of the footnote disclosures required by GAAP.

	3.08. Absence of Undisclosed Liabilities. Neither the Borrower nor any Subsidiary of the Borrower has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise, whether or not due), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments, except (a) as disclosed in the financial statements referred to in Sections 3.06, and 3.07 hereof, (b) matters that, individually or in the aggregate, would not have a Material Adverse Effect, or
(c) liabilities, obligations, commitments and losses incurred after June 30, 1995, in the ordinary course of business and consistent with past practices.

	3.09. Absence of Material Adverse Changes. Since June 30, 1995, there has been no material adverse change in the business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

	3.10. Subsidiaries and Other Investments. The Borrower directly or indirectly owns the issued and outstanding capital stock of every class and series of the corporations, and equity interests in the joint ventures, partnerships and other entities, set forth in Schedule 3.10 and directly or indirectly owns none of the capital stock of any other corporation, association, trust or other entity, and no interest, share in the equity of any partnership, joint venture, or other entity or enterprise in excess of an aggregate book value of $1,000,000, except as otherwise set forth in Schedule
3.10. All of the outstanding shares of stock directly or indirectly owned by the Company in each corporation listed on Schedule 3.10 are duly authorized, validly issued, fully paid and nonassessable.

	3.11. Accurate and Complete Disclosure. All written financial and other factual information heretofore, contemporaneously or hereafter provided by or on behalf of the Borrower or any Subsidiary to any Lender pursuant to or in connection this Agreement (or any predecessor agreement) is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by such Lender) and does not or will not (as the case may be) omit to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances in which it was provided. The Borrower has disclosed to each Lender every fact or circumstance known to the Borrower which has, or which could have so far as the Borrower can now reasonably forsee, a Material Adverse Effect.

	3.12. Margin Regulations. No part of the proceeds of any Loan hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, or to extend credit to others for the purpose of buying or carrying any "margin stock". Neither the Borrower nor any Subsidiary of the Borrower is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock". The aggregate value of all "margin stock" owned by the Borrower and its Subsidiaries (including stock held as treasury stock by the Borrower) does not exceed 25% of the value of the total assets of the Borrower. Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

	3.13. Litigation. There is no pending or (to the Borrower's knowledge after due inquiry) threatened action, suit, or proceeding, or any investigation by or before any Governmental Authority, against or affecting the Borrower or any Subsidiary of the Borrower, except for (a) matters set forth in Schedule 3.13 hereto, (b) matters described in the financial statements referred to in Section 3.06 and 3.07 hereof, and (c) matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

	3.14. Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

	3.15. Absence of Other Conflicts. Neither the Borrower nor any Subsidiary of the Borrower is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

	(a)  any Law,

	(b) its articles of incorporation or by-laws (or other constituent documents), or

	(c) any agreement or instrument or arrangement to which it is party or by which any of its properties (now owned or hereafter acquired) may be subject or bound,

except for matters that, individually or in the aggregate, would not have a Material Adverse Effect.

	3.16.  Insurance.  The Borrower and each Subsidiary of the
Borrower maintains with financially sound and reputable insurers not related to or affiliated with the Borrower insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

	3.17. Title to Property. The Borrower and each Subsidiary of the Borrower has good and marketable title to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in
Section 3.06 hereof or submitted pursuant to Section 5.01 (a) hereof (except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet or, after the Closing Date, as otherwise permitted by the Loan Documents), in each case free and clear of all Liens, other than Permitted Liens.

	3.18. Intellectual Property. The Borrower and each Subsidiary of the Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, free from burdensome restrictions, material to the ownership or operation of its properties and its business as presently conducted and presently planned to be conducted without material conflict with the rights of others.

	3.19. Taxes. All tax and information returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed, except for failures to properly prepare, execute and file which in the aggregate would not have a Material Adverse Effect. All taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary of the Borrower or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid, except for failures to pay which in the aggregate would not have a Material Adverse Effect. The reserves and provisions for taxes on the books of the Borrower and each Subsidiary of the Borrower are adequate in all material respects for all open years and for its current fiscal period. Neither the Borrower nor any Subsidiary of the Borrower knows of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against) which assessments or potential assessments would in the aggregate have a Material Adverse Effect. Except as set forth on
Schedule 3.19, neither the Borrower nor any Subsidiary of the Borrower nor any of their respective consolidated return group has at any time filed a consolidated tax return with any Person other than the Borrower and its Subsidiaries.

	3.20. Employee Benefits. Each Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto, no Pension-Related Event has occurred and is continuing with respect to any Plan and neither the Borrower nor any of its Controlled Group Members has incurred any liability to the PBGC, other than the payment of periodic PBGC premiums.

	3.21. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned or operated, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level or change in the nature of operations conducted thereat and any actual potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect. No Liens exist, and no conditions exist which could result in the filing of Liens, against any property of the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates, under any Environmental Law, which Liens in the aggregate could have a Material Adverse Effect.

	3.22. Investment Company; Public Utility Holding Company. The Borrower is not (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                            ARTICLE IV
                      CONDITIONS OF LENDING

	4.01. Conditions to Initial Loans. The effectiveness of this Agreement and the obligation of each Lender to make any Loan on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent, in addition to the conditions precedent set forth in Section 4.02 hereof:

	(a) Agreement; Notes. Each Lender shall have received an executed counterpart of this Agreement, duly executed by the Borrower, and an executed Revolving Credit Note, and Bid Loan Note conforming to the requirements hereof, duly executed on behalf of the Borrower.

	(b) Corporate Proceedings. Each Lender shall have received certificates by the Secretary or Assistant Secretary of the Borrower dated as of the Closing Date as to (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Borrower in effect on such date (ii) true copies of all corporate action taken by the Borrower relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the officers of the Borrower executing this Agreement and the other Loan Documents together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary.

	(c) Existing Agreement. The Borrower shall have repaid all amounts, whether principal, interest, fees or otherwise, outstanding under the Existing Credit Agreements and shall have terminated all commitments to lend thereunder; provided, however, that (i) the Lenders and the Borrower hereby agree that any Commitments to lend under the Existing Credit Agreement shall be terminated upon the execution of this Agreement automatically and without further action by any party and (ii) so long as all other conditions to lending under this Agreement have been satisfied, Loans under this Agreement on the date hereof shall be used to repay any amounts outstanding under the Existing Agreement.

	(d) Legal Opinions of Counsel to the Borrower. Each Lender shall have received an opinion addressed to each Lender, dated the Closing Date, of David Cofer, Esquire, General Counsel of the Borrower, in substantially the form attached hereto as Exhibit F.

	(e) Fees, Expenses, etc. All fees and other compensation and expenses required to be paid to the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

	(f) Additional Matters. Each Lender shall have received such other certificates, opinions, documents and instruments as may be reasonably requested by any Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to each Lender.

	(g) No Material Adverse Change. There shall not have occurred any event, act or condition which could have a Material Adverse Effect.


	4.02. Conditions to All Loans. The obligation of each Lender to make any Loan pursuant to Section 2.02 or 2.03 (but not to convert or renew any Loan pursuant to Section 2.05) is subject to performance by the Borrower of its obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan, satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

	(a) Notice. Appropriate notice of such Loan shall have been given by the Borrower as provided in Article II hereof.

	(b) Representations and Warranties. Each of the representations and warranties made by the Borrower in Article III hereof (other than Section 3.09 and Section 3.10) shall be true and correct in all material respects on and as of such date as if made on and as of such date, both before and after giving effect to the Loans requested to be made on such date; provided that for purposes of this Section 4.02 (b), as it relates to the representations and warranties contained in Section 3.13, Schedule 3.13 shall be deemed to be updated by and to the extent that any such action, suit, proceeding or investigation is set forth in any Form 10-K, 10-Q or 8-K filed by the Borrower and provided to the Lenders pursuant to this Agreement after the date hereof.

	(c) No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

	(d) No Violations of Law, etc. Neither the making nor use of the Loans shall cause any Lender to violate or conflict with any Law.

	(e) Authorization. Such Loan and the amount thereof, when aggregated with all other outstanding Loans and Other Advances outstanding shall be duly authorized by and within the corporate authority of, Borrower both before and after giving effect to the Loans and Other Advances requested to be made on such date.

Each request by the Borrower for any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section
4.02 have been satisfied as of the date of such request. Failure of the Lenders to receive notice from the Borrower to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 4.02 have been satisfied as of the date such Loan is made.

                                  ARTICLE V
                            AFFIRMATIVE COVENANTS

	The Borrower hereby covenants to each Lender as follows:

	5.01.  Basic Reporting Requirements.

	(a) Annual Audit Reports. As soon as practicable, and in any event within 120 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to each Lender statements of income, cash flows and changes in stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal year and a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year.
Such financial statements shall be accompanied by an opinion of independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Lenders. Such opinion shall be free of exceptions or qualifications not reasonably acceptable to the Lenders. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP.

	(b) Quarterly Consolidated Reports. As soon as practicable, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish to each Lender consolidated statements of income, cash flows and changes in stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and the results of their operations and their cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

	(c) Quarterly Compliance Certificates; Performance Pricing Certificate. The Borrower shall deliver to each Lender (i) a Quarterly Compliance Certificate concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section 5.01, and
(ii) a Performance Pricing Certificate within 55 days after the end of each fiscal quarter, commencing with the quarter ending March 31, 1996.

	(d) Certain Other Reports and Information. Promptly upon their becoming available to the Borrower, the Borrower shall deliver to each Lender a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower to its stockholders, bondholders or the financial community generally.

	(e) Further Information. The Borrower will promptly furnish to each Lender such other information and in such form as any Lender may reasonably request from time to time.

	(f) Notice of Certain Events. Promptly upon becoming aware of any of the following, the Borrower shall give each Lender notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower:

	(i)  Any Event of Default or Potential Default.

	(ii)  Any Material Adverse Effect.

	(iii) Any pending or threatened action, suit, proceeding of investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower, except for matters that if adversely decided, individually or in the aggregate, would not have a Material Adverse Effect.

	(iv) Any material violation, breach or default by the Borrower or any Subsidiary of the Borrower of or under any agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

	(v) Any Pension-Related Event. Such notice shall be accompanied by: (A) a copy of any notice, request, return, petition or other document received by the Borrower or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including without limitation the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event, and (B) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and the most recent actuarial valuation report, for such Plan, unless such documents shall have been previously provided to the Lenders.

	(vi) Any Environmental Claim pending or threatened against the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claims, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

	(g)  Visitation; Verification.  The Borrower shall permit such
Persons as any Lender may designate from time to time to visit and inspect any of the properties of the Borrower and of any Subsidiary, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, employees and independent accountants during regular business hours and as often as any Lender may reasonably request. The Borrower hereby authorizes such officers, employees and independent accountants to discuss with each Lender the affairs of the Borrower and its Subsidiaries. Each Lender shall have the right during regular business hours to examine and verify accounts, inventory and other properties and liabilities of the Borrower and its Subsidiaries from time to time during regular business hours, and the Borrower shall cooperate, and shall cause each Subsidiary to cooperate, with the Lenders in such verification.

	5.02. Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of corporations engaged in the same or similar businesses or having similar properties similarly situated.

	5.03. Payment of Taxes and Other Potential Charges and Priority Claims. The Borrower shall, and shall cause each Subsidiary to, pay or discharge

	(a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

	(b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

	(c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended, or under foreign bankruptcy, insolvency or similar Laws;

provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced the Borrower or such Subsidiary need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor, and (z) such failure to pay or discharge would not have a Material Adverse Effect.

	5.04.  Preservation of Corporate Status.   The Borrower shall, and
shall cause each of its Subsidiaries to maintain its status as a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, provided, however, that (i) so long as no Event of Default or Potential Default then exists or would be created thereby, the Borrower may terminate the corporate existence of any of its Subsidiaries if, in the good faith judgment of the appropriate officers of Borrower, such termination would not be disadvantageous to the Borrower or the Lender in any material respect and (ii) the Borrower and its Subsidiaries may enter into transactions permitted by Section 6.04 hereof. The Borrower shall, and shall cause each of its Subsidiaries to, be duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except for matters that, individually or in the aggregate, would not have a Material Adverse Effect.

	5.05. Governmental Approvals and Filings. The Borrower shall, and shall cause each Subsidiary to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with execution and delivery of any Loan Document by the Borrower, consummation by the Borrower of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by the Borrower or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

	5.06. Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition (reasonable wear and tear excepted) the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business of the Borrower and its Subsidiaries taken as a whole may be properly and advantageously conducted at all times.

	5.07. Avoidance of Other Conflicts. The Borrower shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

	(a)  any Law,

	(b) its articles of incorporation or by-laws (or other constituent documents), or

	(c) any agreement or instrument to which it is party or by which any of them or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound except for matters that would not, individually or in the aggregate, have a Material Adverse Effect.

	5.08. Financial Accounting Practices. The Borrower shall, and shall cause each Subsidiary to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization,
(b) transactions are recorded as necessary (i) to permit preparation of consolidated financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

	5.09. Use of Proceeds. The Borrower will use (i) the proceeds of the Loans made on the Closing Date to repay in full all principal, interest, fees and other amounts outstanding under the Existing Credit Agreement; and
(ii) and the proceeds of all other Loans for general corporate purposes.

	5.10. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially and significantly changed from the general nature of the business engaged in by the Company and its Subsidiaries taken on a consolidated basis on the date of this Agreement.

                            ARTICLE VI
                         NEGATIVE COVENANTS

	The Borrower hereby covenants to each Lender as follows:

	6.01.  Financial Covenants.

	(a) Consolidated Tangible Net Worth. Consolidated Tangible Net Worth shall not at any time be less than $350,000,000 plus 40% of the Consolidated Net Income for each fiscal year of Borrower from and including 1997, it being understood that there shall be no downward adjustment for any fiscal year in which Consolidated Net Income is negative.

	(b) Consolidated Funded Debt Ratio . The Consolidated Funded Debt Ratio shall not exceed 3.25 to 1.

	6.02. Liens. The Borrower shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Lien on any of its property (now owned or hereafter acquired) without making effective provision whereby the Obligations shall be secured equally and ratably with the Indebtedness or other obligations secured by any such Lien, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following ("Permitted Liens"):

	(a) Liens existing on the date hereof securing obligations existing on the date hereof, as such Liens and obligations are listed in
Schedule 6.02 hereto (and Liens securing successor obligations incurred to refinance predecessor obligations allowed under this subsection (a), provided that in each case the successor obligation is an obligation of the same Person subject to the predecessor Indebtedness and is not greater than (and is not otherwise on terms less advantageous than) the predecessor obligation immediately before such refinancing, and the Lien securing the successor obligation does not extend to any property other than that subject to the Lien securing the predecessor obligation immediately before such refinancing);

	(b) Liens arising from taxes, assessments, charges or claims described in Section 5.03 hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 5.03;

	(c) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

	(d) Liens by a Borrower or Subsidiary on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing on property at the time of purchase thereof by the Borrower or a Subsidiary, provided that:

	(i) such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof,

	(ii) the aggregate amount secured by all such Liens on any particular property at the time purchased by the Borrower or such Subsidiary, as the case may be, shall not exceed 100% of the lesser of the purchase price of such property or the fair market value of such property at the time of purchase;

	(e) Liens resulting from progress payments or partial payments under United States Government contracts or subcontracts hereunder;

	(f) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of the property and assets of, or materially impair its use in the business of, the Borrower and its Subsidiaries taken as a whole;

	(g) Agreements in debt instruments to provide security for the obligations evidenced thereby in the future (but not any Liens actually granted pursuant to such agreements), which debt instruments are issued by Subsidiaries of the Borrower organized under the laws of Germany and contain general business conditions of the type customarily incorporated into debt instruments governed by German Law; and

	(h) Other Liens, provided that the aggregate amount of Indebtedness secured thereby does not exceed 20% of Consolidated
Tangible Net Worth at any time.

"Permitted Lien" shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Law, which individually or in the aggregate could have a Material Adverse Effect.

	6.03. Guaranties, Indemnities, etc. The Borrower shall not, and shall not permit any Subsidiary to, be or become subject to or bound by any Guaranty Equivalent, or to have any letter of credit issued for the Borrower's or any Subsidiary's account (a "Letter of Credit"), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

	(a) Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

	(b) Indemnities by the Borrower or any Subsidiary of the liabilities of its directors or officers or employees in their capacities as such as permitted by Law;

	(c) Guaranty Equivalents of Assured Obligations of Consolidated Subsidiaries which constitute "Indebtedness," and

	(d) Guaranty Equivalents of Assured Obligations of Persons other than Consolidated Subsidiaries which, together with the face amount of all Letters of Credit, do not in the aggregate exceed $25,000,000 at any time.

	6.04. Mergers. The Borrower shall not, and shall not permit any Subsidiary to, merge with or into or consolidate with any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing; provided that if no Event of Default or Potential Default shall occur and be continuing or shall exist at such time or after giving effect to such transaction including specifically, without limitation, any noncompliance with Section 5.10:

	(a) A Subsidiary may merge with or into or consolidate with any other Person, or

	(b) The Borrower may merge with any person, firm or corporation, so long as the Borrower is the surviving corporation.

	6.05. Dispositions of Accounts. The Borrower shall not sell, assign, discount, transfer, or otherwise dispose of, voluntarily or involuntarily, any of its accounts receivable or chattel paper, with or without recourse, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except

	(a) sales, assignments, transfers and other dispositions in the ordinary course of business; and

	(b) financings based upon direct or indirect security interests in, or purchase of, accounts receivable not exceeding
$10,000,000 aggregate principal amount at any one time outstanding.

	6.06.  Limitation on Other Restrictions or Dividends by
Subsidiaries, etc. The Borrower shall not permit any Subsidiary to be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its articles of incorporation, by-laws or other constituent documents of such Subsidiary from time to time) to (a) declare and pay dividends with respect to capital stock owned by the Borrower or any Subsidiary, (b) pay any indebtedness, obligations or liabilities from time to time owed to the Borrower or any Subsidiary, (c) make loans or advances to the Borrower or any Subsidiary, except:

	(a)  Restrictions pursuant to the Loan Documents; and

	(b)  Legal restrictions of general applicability under Law.

	6.07. Limitation on Other Restrictions on Amendment of the Loan Documents, etc. The Borrower shall not, and shall not permit any Subsidiary to, enter into, become or remain subject any agreement or instrument to which the Borrower or such Subsidiary is a party or by which either of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification, supplement or waiver to any of the Loan Documents, except for the Loan Documents.

                             ARTICLE VII
                               DEFAULTS

	7.01. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

	(a) The Borrower shall fail to pay when due principal of any Loan.

	(b) The Borrower shall fail to pay when due (i) any interest on any Loan or any Fees, and such failure shall have continued for a period of three Business Days or (ii) any indemnity or expenses or any other amount due hereunder or under any other Loan Document and such failure shall have continued for a period of five Business Days.

	(c) Any representation or warranty made or deemed made by the Borrower or in pursuant to any Loan Document, or any statement made by the Borrower in any financial statement, certificate, report, exhibit or document furnished by the Borrower to any Lender pursuant to any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

	(d) The Borrower shall default in the performance of observance of any of the covenants contained in Sections 5.01 (f) (i), 5.09, 5.10, 6.01, 6.04 or 6.05 hereof.

	(e) The Borrower shall default in the performance of observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 6.02, 6.03, 6.06 or 6.07 such default shall have continued for a period of three Business Days, (ii) in the case of a default under Section 5.01 hereof (other than as referred to in subsection (f) (i) thereof) such default shall have continued for a period of ten days and (iii) in the case of any other default such default shall have continued for a period of 30 days after written notice thereof from any Lender to the Borrower.

	(f) Any Cross-Default Event shall occur with respect to any Cross-Default Obligation; provided, that if a Cross- Default Event would have occurred with respect to a Cross-Default Obligation but for the grant of a waiver or similar indulgence, a Cross-Default Event shall nevertheless be deemed to have occurred if the Borrower or any Subsidiary of the Borrower directly or indirectly gave or agreed to give any consideration for such waiver or indulgence (including but not limited to a reduction in maturity, an increase in rates or the granting of collateral). As used herein, "Cross-Default Obligation" shall mean any Indebtedness or any Guaranty Equivalent (or set of related Indebtedness or Guaranty Equivalents) of the Borrower or any Subsidiary of the Borrower in excess of $5,000,000 in aggregate principal amount. As used herein, "Cross-Default Event" with respect to a Cross-Default Obligation shall mean the occurrence of any default, event or condition which causes or which would permit any Person or Persons to cause or which would with the giving of notice or the passage of time or both would permit any Person or Persons to cause all or any part of such Cross-Default Obligation to become due (by acceleration, mandatory repayment or repurchase, or otherwise) before its otherwise stated maturity, or failure to pay all or any part of such Cross-Default Obligation at its stated maturity.

	(g) One or more judgments for the payment of money shall have been entered against the Borrower or any Subsidiary, which judgment or judgments exceed $10,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of forty-five consecutive days.

	(h) One or more writs or warrants of attachment, garnishment, execution, distraint or similar process exceeding in value the aggregate amount of $10,000,000 shall have been issued against the Borrower or any Subsidiary or any of their respective properties and shall have remained undischarged and unstayed for a period of forty-five consecutive days.

	(i) Any Governmental Action now or hereafter made by or with any Governmental Authority in connection with any Loan Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid and the Lenders shall determine in good faith that such failures to obtain or remain in full force and effect, modifications, amendments, illegalities and invalidities in the aggregate could have a Material Adverse Effect.

	(j) Any Loan Document or term or provision thereof shall cease to be in full force and effect (except in accordance with the express terms of such Loan Document) and the Lenders shall determine in good faith that such cessation could have a Material Adverse Effect, or the Borrower shall, or shall purport to, terminate (except in accordance with the terms of such Loan Document), repudiate, declare voidable or void or otherwise contest, any Loan Document or term or provision thereof or any obligation or liability of the Borrower thereunder.

	(k) Any one or more Pension-Related Events referred to in subsection (a) (ii), (b) or (e) of the definition of "Pension-Related Event" shall have occurred and the Lenders shall determine in good faith that the liabilities associated with such Pension-Related Events are reasonably likely to exceed $5,000,000; or any one or more other Pension-Related Events shall have occurred and the Lenders shall determine in good faith that such other Pension-Related Events, individually or in the aggregate, could have a Material Adverse Effect.

	(l)  A Change of Control shall have occurred.

	(m) A proceeding shall have been instituted in respect of the Borrower or any Subsidiary of the Borrower

	(i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities (other than as permitted by Section 5.04) or any other similar Law now or hereafter in effect, or

	(ii) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property (other than as permitted by Section 5.04 hereof).

and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of sixty consecutive days.

	(n) The Borrower or any Subsidiary of the Borrower shall become insolvent, shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due, or shall make a general assignment for the benefit of creditors; the Borrower shall voluntarily suspend transaction of its business; the Borrower or any Subsidiary shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.01 (m) (i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; the Borrower or any Subsidiary of the Borrower shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.01 (m)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its property; the Borrower or, to the extent not permitted by Section
5.04 hereof, any Subsidiary of the Borrower shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property or shall take any action in furtherance of any of the foregoing.

	7.02.  Consequences of an Event of Default.

	(a)  If an Event of Default specified in subsections (a) through
(l) of Section 7.01 hereof shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans hereunder, and each Lender may be notice to the Borrower and the other Lenders, from time to time do any or all of the following:

	(i) Declare its Commitments terminated, whereupon such Commitments will terminate and any Fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

	(ii) Declare the unpaid principal amount of its Loans, interest accrued thereon and all other Obligations owing to it to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

	(b)  If an Event of Default specified in subsection (m) or (n) of
Section 7.01 hereof shall occur or exist, then in addition to all other rights and remedies which any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans, and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                           ARTICLE VIII
                           MISCELLANEOUS

	8.01. Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

	8.02. Records. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender's Revolving Credit Committed Amount, and the accrued and unpaid Fees shall at all times be ascertained from the records of such Lender, which shall be conclusive absent manifest error.

	8.03.  Amendments and Waivers.  Neither this Agreement nor any
Loan Document may be amended, modified, supplemented or waived without the consent of the Borrower and all Lenders. Any such amendment, modification, supplement or waiver must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

	8.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of any Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Lenders under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which any Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise.

	8.05.  Notices.

	(a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") under this Agreement or any Loan Document shall be in writing (including telexed and facsimile transmission) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or facsimile transmission (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice shall be effective when received.

	(b) Each Lender may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower, no Lender shall have any duty to verify the identity or authority or any Person giving such notice.

	8.06.  Expenses; Taxes; Indemnity.

	(a) The Borrower agrees to pay or cause to be paid and to save each Lender harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel) incurred by such Lender from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents,
(ii) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, and (iii) the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) collection or enforcement of an outstanding Loan or any other amount owing hereunder or thereunder by such Lender, and (B) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).

	(b) The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by any Lender to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

	(c) The Borrower hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part of directly or indirectly with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any Environmental Law or any other Law by the Borrower or any Subsidiary of the Borrower or any Environmental Affiliate of any of them; any Environmental Claim arising out of the management, use, control, ownership or operation of property by any of such Persons, including all on-site and off-site activities involving Environmental Concern Materials; any grant of collateral; or any exercise by any Lender of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this subsection (c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

	8.07. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

	8.08. Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

	8.09. Duration; Survival. All representations and warranties of the Borrower contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of any Lender, the making of any Loan, or any other event or condition whatever. All covenants and agreements of the Borrower contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify any Lender shall survive the payment in full of all other Obligations, termination of the Borrower's rights to borrow hereunder, and all other events and conditions whatever.

	8.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

	8.11. Limitation on Payments. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with non-waiveable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

	8.12. Set-Off. The Borrower hereby agrees that, to the fullest extent permitted by Law, if any Obligation of the Borrower shall be due and payable (by acceleration or otherwise), each Lender shall have the right, without notice to the Borrower, to set-off against and to appropriate and apply to such Obligation any indebtedness, liability or obligation of any nature owing to the Borrower by such Lender, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by the Borrower with such Lender. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such indebtedness, obligation or liability owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that such Lender may deem such indebtedness, obligation or liability to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by Law, any Participant and any branch, subsidiary or affiliate of any Lender or any Participant shall have the same rights of set-off as a Lender is provided in this Section (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of the Borrower). The rights provided by this Section are in addition to all other rights of set-off and bankers' liens and all other rights and remedies which any Lender (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the right of set-off or bankers' lien of any such Person.

	8.13. Sharing of Collections. The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower Pro Rata to all Lenders (or Pro Rata to holders of Notes of a particular type) in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

	8.14.  Successors and Assigns; Participations; Assignments.

	(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of all the Lenders, and any purported assignment without such consent shall be void.

	(b) Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and any Note held by it); provided, that

	(i) any such participation shall be in a minimum aggregate principal amount of $5,000,000 of the Commitments and Loans then outstanding;

	(ii) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

	(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

	(iv) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

	(v)  such Participant shall be bound by the provisions of Section
8.13 hereof, and

	(vi) no Participant (unless such Participant is an affiliate of such Lender, or is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant's consent, take action (A) to increase such Lender's Revolving Credit Committed Amount, over the amount thereof then in effect, or extend the Maturity Date, or (B) reduce the principal amount of or extend the scheduled final maturity of any of such Lender's Loans, or reduce the rate of interest or extend the time for payment of interest borne by any such Loan or extend the time for payment of or reduce the amount of any Fees or reduce or postpone the date for payment of any other fees, expenses, indemnities or amounts payable under any Loan Document.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 8.06 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

	(c) Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Commitments and Loans owing to it and any Note held by it) to any Lender, any affiliate of a Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

	(i) any such assignment to a Purchasing Lender which is not a Lender or an affiliate of a Lender shall be made only with the consent of the Borrower (which consent shall not be unreasonably withheld), except no such consent shall be required after the occurrence of an Event of Default under Sections 7.01 (m) or (n) hereof,

	(ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such transferor Lender shall retain, after such assignment, a minimum principal amount of $10,000,000 of the Commitments and Loans then outstanding, and such assignment shall be in a minimum, aggregate principal amount of $5,000,000 of the Commitments and Loans then outstanding,

	(iii) each such assignment shall be of a constant, and not a varying, percentage of each Commitment of the transferor Lender and of all of the transferor Lender's rights and obligations under this Agreement and the other Loan Documents, and

	(iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit G to this Agreement, duly completed (a "Transfer Supplement").

	Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Bid Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Bid Loans so retained until such Bid Loans have been repaid in full in accordance with this Agreement.

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Borrower a duly completed Transfer Supplement (including the consents required by clause 8.14 (c) (i) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes"). Upon such execution and delivery from and after the close of business on the Transfer Effective Date specified in such Transfer Supplement

	(x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder; provided, as of the Transfer Effective Date, such Purchasing Lender shall not be entitled to receive in respect of the amount of the Loans and Commitments transferred to such Purchasing Lender any amount under Section 2.11 that is greater than the amount which the transferor Lender would have been entitled to receive had no such transfer occurred (although it may receive such greater amounts after the Transfer Effective Date if the right to receive such greater amounts arises as a result of circumstances not existing on the Transfer Effective Date), and

	(y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of a Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date, except that such transferor Lender shall continue to be entitled to the benefits of Sections 2.10,
2.11 and 8.06 hereof with respect to its activities as a Lender prior to the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in a Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Purchasing Lender new Notes evidencing such Purchasing Lender's assigned Commitments or Loans and to the transferor Lender replacement Notes evidencing the Loans or Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Transferor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

	(d) Financial and Other Information. The Borrower authorizes each Lender to disclose, subject to the provisions of Section 8.16 hereof, to any Participant or Purchasing Lender (each, a "transferee") and any prospective transferee any and all financial and other information in such Person's possession concerning the Borrower and its Subsidiaries and Affiliates which has been or may be delivered to such Person by or on behalf of the Borrower in connection with this Agreement or any other Loan Document or such Person's credit evaluation of the Borrower and its Subsidiaries and Affiliates.

	(e) Assignments to Federal Reserve Bank. Any Lender may at any time assign all or any portion of its rights under this Agreement, including without limitation any Loans owing to it, and any Note held by it to a Federal Reserve Bank. No such assignment shall relieve the transferor Lender from its obligations hereunder.

	8.15. Relationship Among the Lenders. No Lender is making any representation or warranty to any other Lender or the Borrower and assumes no responsibility with respect to (a) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (b) any recital, representation, warranty, document, certificate, report or statement in, provided for in, received under or in connection with, this Agreement or any other Loan Document, (c) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (d) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (e) the existence of any Event of Default or Potential Default. Each Lender confirms that it has made its own credit analysis and decision independently and without reliance upon any other Lender and, based on such documents and information as it shall deem appropriate at the time, will make its own decisions to take or not take action under or in connection with this Agreement or any other Loan Document. No Lender is acting as the agent for any other Lender hereunder or under any other Loan Document.

	8.16. Confidentiality. Each Lender, each Participant, each Purchasing Lender and each subsequent holder of any Note by acceptance thereof shall be deemed to agree that any and all information of any kind (whether written or oral) obtained pursuant to this Agreement that shall not then be or have become generally available to the public, shall be kept and maintained in strictest confidence, and shall not be disclosed or disseminated to any other party, except (a) to any regulatory agency having apparent authority to examine the loan portfolio, books and records of such Lender, Participant, Purchasing Lender or any such subsequent holder, (b) in response to any subpoena or other appropriate legal process to which such Lender, Participant, Purchasing Lender or any such subsequent holder is subject, (c) pursuant to any Law or regulation, (d) to outside accountants, lawyers or other professionals employed by such Lender, Participant, Purchasing Lender or any such subsequent holder in connection with this Agreement who agree to observe these restrictions on confidentiality, and (e) to any prospective Participant or transferee of any Note which agrees to observe these restrictions on confidentiality.

	8.17. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Limitation of Liability.

	(a) Governing Law. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

	(b)  Certain Waivers.  THE BORROWER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

	(i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY LENDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

	(ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

	(iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 8.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE
(BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF
PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

	(iv)  WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

	(c)  Limitation of Liability.  TO THE FULLEST EXTENT PERMITTED BY
LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

	8.18. Judgment Currency. (a) The specification in this Agreement and in the other Loan Documents of payment in Dollars or an Alternate Currency at the Lender's Payment Offices is of the essence hereof and thereof. If any court or tribunal shall render a judgment or order for the payment of any amounts owing to any Lender under this Agreement or any other Loan Document or for the payment of damages in respect of any breach of this Agreement or any other Loan Document or under or in respect of a judgment or order of another court or tribunal for payment of such amounts or damages, and if such judgment or order is expressed in a currency (the "Judgment Currency") other than the currency payable hereunder (the "Contractual Currency"), the Borrower shall indemnify and hold harmless each Lender against any deficiency in terms of the Contractual Currency in the amounts received by such Lender arising or resulting from any variation as between (i) the rate of exchange at which the Contractual Currency is converted into the Judgment Currency for the purposes of such judgment or order and (ii) the rate of exchange at which such Lender would, in accordance with normal banking procedures, be able to purchase the Contractual Currency with the amount of the Judgment Currency actually received by such Lender on the London Business Day following such receipt by such Lender.

	(b) If the Borrower shall wind up, liquidate, dissolve or become bankrupt while there remains outstanding any amounts owing to any Lender under this Agreement or any other Loan Document or any damages owing to any Lender in respect of a breach of this Agreement or any other Loan Document or any judgment or order rendered in respect of such amounts or damages, the Borrower shall indemnify and hold each Lender harmless against any deficiency in terms of the Contractual Currency in the amounts received by such Lender arising or resulting from any variation as between (i) the rate of exchange at which the Contractual Currency is converted into another currency (the "Liquidation Currency") for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the Contractual Currency due or contingently due under this Agreement or any other Loan Document (other than this Section 8.18 (b)), or under any judgment or order into which the relevant obligations under this Agreement or any other Loan Document shall have been merged and (ii) the rate of exchange at which such Lender could, in accordance with normal banking procedures, be able to purchase the Contractual Currency with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in such winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the "final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy" shall be the date fixed by the liquidator or other appropriate person or otherwise applicable under applicable Law as being the last practicable date as of which the liabilities of the Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate person is respect thereof.

	(c) The indemnities provided by Sections 8.18 (a) and (b) hereof shall constitute obligations of the Borrower separate and independent from its other obligations under this Agreement and the other Loan Document, shall give rise to separate and independent causes of action against the Borrower, shall apply irrespective of any indulgence granted by any Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof or proofs in the winding-up, liquidation, dissolution or bankruptcy of the Borrower for a liquidated sum or sums in respect of other amounts due under this Agreement or any other Loan Document or any damages owing to any Lender in respect of a breach of this Agreement or any other Loan Document or any judgment rendered in respect of such amounts or damages.

	IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

Attest:                             KENNAMETAL INC.

/s/ DAVID T. COFER                  By: /s/ JAMES E. MORRISON
- --------------------------------        -----------------------------------
Title: Vice President, Secretary        Title: Vice President and Treasurer
       and General Counsel
                                    Address for Notices:
                                    Route 981 South near Westmoreland
                                       County Airport
                                    Latrobe, PA  l5650
                                    Attn:  Treasurer
                                    Telephone:     (412) 539-5180
                                    Telecopier:    (412) 539-4668


                                    MELLON BANK, N.A.

                                    By: /s/ MARTIN T. HANNING
                                        ---------------------
                                        Title: Vice President

                                    Initial Revolving Credit
                                    Committed Amount :  $30,000,000

                                    Address for Notices:
                                    Domestic Lending Office:
                                    Eurocurrency Lending Office:

                                    Mellon Bank, N.A.
                                    Three Mellon Bank Center
                                    153-2302
                                    Pittsburgh, PA  15259
                                    Attn: Patricia Martin
                                    Telephone:     (412) 234-4710
                                    Telecopier:    (412) 236-2028


                                    PNC BANK, NATIONAL ASSOCIATION

                                    By: s/s LAWRENCE W. JACOBS
                                        ----------------------
                                        Title: Vice President

                                    Initial Revolving Credit
                                    Committed Amount:  $30,000,000

                                    Address for Notices:
                                    Domestic Lending Office:
                                    Eurocurrency Lending Office:

                                    PNC Bank, National Association
                                    One PNC Plaza
                                    Fifth Avenue and Wood Street
                                    Pittsburgh, PA  15265

                                    Attn:  Kennametal Relationship Manager

                                    Telephone:     (412) 762-2524
                                    Telex:         866 533
                                    Telecopier:    (412) 762-6484


                                    DEUTSCHE BANK AG, New York Branch
                                    and/or Cayman Islands Branch

                                    By: s/s STEPHAN A. WIEDEMAN
                                        -----------------------
                                        Title: Vice President

                                    By: s/s HANS-JOSEF THIELE
                                        -----------------------
                                        Title: Vice President

                                    Initial Revolving Credit
                                    Committed Amount:  $30,000,000

                                    Address for Notices:
                                    Domestic Lending Office;
                                    Eurocurrency Lending Office:

                                    Deutsche Bank AG, New York Branch
                                    31 West 52nd Street
                                    New York NY  10019
                                    Attn:  Kennametal Relationship Manager
                                           Corporate Finance-Domestic
                                           Attn:  Mr. R-P Mikolayczyk

                                    Telephone:     (212) 474-8237
                                    Telex:         429 166
                                         (Answerback:   DEUTBKNY)
                                    Telecopier:    (212) 474-8212

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